Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NorthStar Realty Europe Corp. on Form S-11 of our report dated July 2, 2015, with respect to our audits of the combined balance sheets of NorthStar Europe Predecessor as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income (loss) and cash flows for the periods from January 1, 2014 through September 15, 2014 and September 16, 2014 through December 31, 2014, and the year ended December 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Bala Cynwyd, PA
July 2, 2015